UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 27, 2018

Tesla, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34756	91-2197729
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3500 Deer Creek Road

Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 681-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)

On and effective as of December 27, 2018, the Board of Directors of Tesla increased the number of directors of Tesla from nine to eleven and appointed Larry Ellison and Kathleen Wilson-Thompson to serve as independent directors of Tesla.

There are no related party transactions between Tesla and either of Mr. Ellison or Ms. Wilson-Thompson that would require disclosure under Item 404(a) of Regulation S-K, except for an ordinary course Tesla Energy purchase and installation agreement, dated March 2017, pursuant to which a company of which Mr. Ellison is a significant shareholder purchased a microgrid energy system for a greenhouse farming project in Lanai for approximately $1.9 million.

Each of Mr. Ellison and Ms. Wilson-Thompson is eligible to receive compensation pursuant to Tesla’s standard outside director compensation package as approved by the Board of Directors and disclosed in Tesla’s proxy statement, including an initial award of an option to purchase 8,334 shares of Tesla’s common stock vesting and exercisable on June 18, 2019, assuming continued service on such date.

A copy of the post published on Tesla’s website blog on December 28, 2018 announcing the appointment of Mr. Ellison and Ms. Wilson-Thompson to the Board of Directors is attached as Exhibit 99.1.

Item 8.01	Other Events.

As previously disclosed, Tesla and Elon Musk previously agreed to a settlement with the Securities and Exchange Commission (the “Commission”) relating to Elon’s prior consideration of a take-private proposal for Tesla (the “Settlement”). Tesla intends to certify to the Commission that it and Elon have timely completed each of their respective actions required pursuant to the Settlement.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description
99.1	Blog Post, dated December 28, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESLA, INC.

By:	/s/ Todd A. Maron
Todd A. Maron General Counsel

Date: December 28, 2018